Exhibit 19.1
DUCOMMUN INCORPORATED POLICY ON TRADING IN SECURITIES

Insider Trading Policy

Directors, officers and employees of Ducommun Incorporated (“Ducommun”) and its subsidiaries (collectively, the “Company”) shall not trade in Ducommun securities while in possession of material nonpublic information. Further, directors, officers and employees of the Company shall not disclose any such information to others who might use it for trading, or might pass it on to others who might use it for trading. Likewise, directors, officers and employees of the Company shall not trade in securities of any other company while in possession of material nonpublic information about that company which they obtained in the course of their employment or in the course of their service as a director within the Company.

Blackout Policy

Directors and officers of Ducommun, and the persons designated by the Board of Directors of Ducommun as listed on Exhibit A attached hereto shall not trade in the securities of Ducommun during any blackout period.

Preclearance Policy

Directors and officers of Ducommun shall obtain preclearance of any trade in Ducommun securities. Preclearance shall be obtained from the general counsel of Ducommun, or if he/she is not available, from either the chief executive officer, president, chief financial officer or controller of Ducommun. Preclearance must be provided in writing.

Hedging and Pledging Restrictions

Directors, officers and employees of the Company are prohibited from engaging in any hedging transactions involving Ducommun securities. Directors, officers and employees of the Company are also prohibited from margining Ducommun securities or pledging Ducommun securities as collateral for a loan.

Definitions

As used herein, the following definitions apply:

Exhibit 19.1

    “Blackout Period” is the period beginning on the first day of a fiscal quarter of Ducommun and ending either (i) 72 hours after the issuance of a press release reporting Ducommun’s full-year financial results, or (ii) 48 hours after the issuance of a press release reporting Ducommun’s quarterly results. In addition to the standard end-of-quarter blackout period, Ducommun may, from time to time, impose other blackout periods upon notice to those persons who are affected.

    “Hedging” is the purchase or sale of financial instruments that are designed to hedge or offset any decrease in the market value of securities, including prepaid variable forward contracts, equity swaps, collars and exchange funds.

    “Material” information is information that a reasonable investor would very likely consider important in deciding whether to purchase or sell a security and that could affect the price of the security.

    “Nonpublic” information is information that is not publicly available.

    “Securities” include common stock, preferred stock, put and call options, convertible debentures, and debt securities such as bonds and notes.

    “Trading” includes buying or selling, as well as writing options. Trading does not include purchasing stock under an employee stock option, even if the exercise price is paid in Ducommun stock and stock is withheld to pay an employee’s employment- related taxes in connection therewith, provided that no Ducommun stock is sold in the public markets in connection with the stock option exercise.

Additional Guidance

Short sales of Ducommun securities (a sale of securities which are not then owned), including a “sale against the box” (a sale with delayed delivery) are prohibited.

Rule 10b5-1 provides a defense from insider trading liability under Securities and Exchange Commission Rule 10b-5. If a plan meets the requirements of Rule 10b5-1, Ducommun stock may be purchased or sold without regard to certain of the trading in securities restrictions. To comply with the Company’s policy on trading in securities, a 10b5-1 plan must be approved by the general counsel and meet the requirements of Rule 10b5-1.

ADOPTED BY THE BOARD OF DIRECTORS ON OCTOBER 29, 2016.

Exhibit 19.1

POLICY ON TRADING IN SECURITIES EXHIBIT A

Additional Persons Designated by the Board of Directors as Subject to Blackout Periods

    All officers and general managers of any direct or indirect subsidiary or other business unit of Ducommun Incorporated

    All employees considered to be in the corporate office of Ducommun Incorporated, as determined by the general counsel from time to time.

    Such other persons as the general counsel may designate from time to time.